ASSET PURCHASE AGREEMENT


              THIS AGREEMENT (this "Agreement") is made and entered into as of November 21, 1994, among Automotive Industries, Inc., a Virginia corporation ("Buyer"), and O'Sullivan Corporation, a Virginia corporation ("Seller"). Buyer and Seller are referred to individually herein as a "Party" and collectively herein as the "Parties." Capitalized terms used herein and not otherwise defined are defined in Section 9 below.

              Subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller certain assets and properties, operating as a going concern of Seller's Gulfstream division (the "Business"), including, but not limited to, all of the outstanding capital stock of Seller's wholly owned subsidiary, Capitol Plastics of Ohio, Inc., an Ohio corporation ("Capitol").

              NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

              Section 1.  Basic Transaction.

              (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all right, title and interest in and to all of the assets (other than Excluded Assets) of Seller relating to the Business (collectively, the "Acquired Assets"), including:

              (i) all raw materials, packing supplies, maintenance and repair supplies, manufactured and purchased parts, work-in-process and finished goods inventory used or held for use in the Business;

             (ii) all fee, leasehold and other interests in real property described on Schedule 1(a)(ii) attached hereto, including all leasehold improvements, buildings, structures and other improvements thereon (the "Real Estate");

            (iii) all machinery, equipment, furniture, fixtures, vehicles, tooling, molds, dies and other tangible personal property;

             (iv) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (other than the Excluded Intellectual Property (defined in Section 1(a)(p) below));

              (v) all agreements, contracts, purchase orders and other similar arrangements (A) set forth on Schedule 4(p) attached hereto and denoted by a pound sign (#), and (B) not set forth on Schedule 4(p) due solely to the specific dollar threshold or cancellation provision contained in Section 4(p) below or any open purchase orders entered into in the ordinary course of business for the purchase of Inventories, but relating primarily to the Business, in each case to the extent Buyer assumes such agreements, contracts, purchase orders or similar arrangements;

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             (vi)  all prepayments and deposits to the extent any benefit therefrom inures to Buyer after the Closing and to the extent set forth on the Closing Balance Sheets;

            (vii) all claims, refunds, rights of recovery, rights of set off, and rights of recoupment of any kind (except to the extent such items relate to an Excluded Asset or Excluded Liability);

           (viii) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent assignable and related primarily to the Business;

             (ix)  the Gulfstream name and any goodwill associated therewith;

              (x)  all of the issued and outstanding capital stock of Capitol;

             (xi) all books, records (other than accounting records), ledgers, files, documents, correspondence, lists, drawings, and specifications, advertising and promotional materials, studies, reports, and other printed or written materials related primarily to the Business;

            (xii)  all SPECS Credits (as defined in Section 4(w) below);

           (xiii) all Seller's tooling-in-process with respect to the (A) production tooling for the DN-101 platform, (B) production tooling for the WN-97 platform and (C) design and engineering (with respect to the post-engineering release), prototype and production tooling for the VN-127 platform (the "Transition Tooling"); and

            (xiv) all of Seller's rights and opportunities to future income for each item of the Transition Tooling.

                   Notwithstanding the foregoing, the Acquired Assets shall not include the following assets (the "Excluded Assets"):

              (j) Any fee, leasehold or other interests in real property other than the Real Estate;

              (k) Seller's Unix and Unisys computer system (including but not limited to hardware, software and peripheral equipment) and those personal computers and related software used primarily by Seller's management information systems department;

              (l) those agreements, contracts, purchase orders and other similar arrangements described in Section 1(a)(v) above, in each case to the extent Buyer does not assume any such agreement, contract, purchase order or similar arrangement;

              (m) any of Seller's prepayments or deposits to the extent not set forth on the Closing Balance Sheets;

              (n) any of Seller's claims, refunds, rights of recovery, rights of set off, rights of recoupment of any kind to the extent the facts giving rise thereto existed before the Closing Date and to the extent related to (A) an Excluded Asset, (B) an Excluded Liability, (C) the



                                       - 81 -
    Completed Tooling (as defined in Section 1(h)(i) below), or (D) any matter in respect of which Buyer may have a claim for indemnification by Seller hereunder, provided Seller has elected pursuant to Section 7(b)(x) to assume the defense of such matter.

              (o) Seller's telephone switching equipment other than the upgraded equipment installed at the Harris Facility after July 1, 1994;

              (p) Intellectual Property relating solely to (i) personal computer software used by Seller pursuant to a "shrinkwrap" or "off-the-shelf" license or (ii) any item set forth on Schedule 4(m) attached hereto and denoted with an asterisk, to the extent Seller is unable, after performing its obligations set forth in Section 7(f) hereof, to obtain third party consent thereto (collectively, the "Excluded Intellectual Property");

              (q) the accounting records of Seller related to the Business and any other books, records, ledgers, files, documents, correspondence, lists, drawings, and specifications, advertising and promotional materials, studies, reports, and other printed or written materials not related primarily to the Business;

              (r) Seller's tractor trailer vehicles (commonly referred to as its "shuttle fleet") relating to the Business;

              (s) Seller's equipment, furniture and fixtures located at the Harris Facility relating to employees to be retained by Seller in the human resource, accounting, and management information system functions as set forth on Schedule 1(a)(s) attached hereto;

              (t) the Gulfstream Main Facility and the machinery, equipment, furniture and fixtures customarily located therein;

              (u) any franchise, approval, permit, license, order, registration, certificate, variance and any similar right obtained from government or governmental agencies to the extent such item is unassignable or does not relate primarily to the Business;

              (v) all of Seller's cash and cash equivalents and marketable securities;

              (w)  all of Seller's accounts, notes and other receivables;

              (x)  Seller's insurance policies;

              (y) Seller's qualifications to conduct business as a foreign corporation and arrangements with registered agents relating to foreign qualifications; and

              (z)  any of the rights of Seller under this Agreement.

              (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume the obligations in respect of the following liabilities of Seller, in respect of the Business (collectively, the "Assumed Liabilities"):




                                       - 82 -
              (i) those certain trade payables and accrued expenses of Seller identified on Schedule 1(b)(i) attached hereto, to the extent set forth on the Closing Balance Sheets (the "Dollar Liabilities");

             (ii) all liabilities of Seller, with respect to the Business, to the extent arising out of any action or inaction occurring after the Closing Date or to be performed after the Closing Date under the agreements, contracts, leases, licenses and other arrangements (A) set forth on Schedule 4(p) and denoted by a pound sign (#), and (B) not set forth on Schedule 4(p) due to the specific dollar threshold or cancel-lation provision contained in Section 4(p) below or any open purchase orders entered into in the ordinary course of business for the purchase of Inventories but relating primarily to the Business, but excluding any such liability to the extent arising out of a breach, or any event occurring or state of fact existing which with notice or lapse of time would constitute a breach, of contract, agreement, lease, license or other arrangement by Seller on or prior to the Closing Date (other than a breach of contract, agreement, lease, license or other arrangement resulting from the failure of Seller to obtain a consent referred to in
     Section 4(p) below for which Buyer has agreed to waive as a condition pursuant to Section 3(a)(vi) below);

            (iii) all liabilities of Seller, with respect to the Business, for vacation pay and bonuses of those employees who accept employment with Buyer or any of its Affiliates, to the extent, with respect to hourly employee's vacation pay and all such bonuses, set forth on the Closing Balance Sheets;

             (iv) all liabilities of Seller, with respect to the Business, to the extent related to workers' compensation claims or obligations relating to insurance programs or arrangements existing under the laws of the State of Ohio arising and payable under the Seller's retrospective insurance program with the State of Ohio for the period beginning July 1, 1994 and ending on the Closing Date to the extent set forth on the Closing Balance Sheets (the "Retrospective Workers' Compensation");

              (v) all liabilities of Seller relating to each item of the Transition Tooling (the "Seller Tooling Costs"); and

             (vi) all of Seller's obligations to complete the Transition Tooling programs in accordance with the requirements and specifications of the respective customers.

             (c) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement or any of the Schedules attached hereto, Buyer will not assume or be liable for any obligation or liability of Seller of any kind or nature, known or unknown, contingent or otherwise, including, without limitation, any obligation or liability relating to any Excluded Asset or any (I) Tax, (II) indebtedness for borrowed money, (III) breach of contract, (IV) breach of warranty, (V) tort, (VI) infringement, (VII) violation of law, (VIII) action, suit or proceeding (including, without limitation, any obligation or liability arising under any Environmental, Health and Safety Laws or product liability laws), (IX) health insurance or other medical benefit, (X) liability or obligation arising out of or related to the Sales Agreement between Seller and Armstrong & Meissner,




                                       - 83 -
    Inc., dated January 1, 1990 or the relationship pursuant thereto or (XI) workers' compensation claim or obligation relating to any workers' compensation insurance program or arrangement (other than the Retrospective Workers' Compensation), except those expressly assumed by Buyer in Section 1(b) above (collectively, the "Excluded Liabilities").

              (d) Purchase Price. The purchase price (the "Purchase Price") for the Acquired Assets shall be equal to (i) the sum of (A) $41.0 mil-lion, (B) Estimated Inventory Value, (C) Net Estimated PP&E Additions and
    (D) Estimated Transition Tooling minus (ii) the sum of (A) Estimated Assumed Liabilities and (B) Estimated Excess Capitol Liabilities minus
    (iii) $4.0 million minus (iv) $950,741.16, as set forth on Schedule 1(d) attached hereto (the "Ohio Payoff Amount"), as adjusted pursuant to Sections 1(e), 1(f) and 1(h) below.

              (e)  Determination of Certain Purchase Price Adjustments.

              (i) Within one (1) business day prior to the Closing Date, Buyer and Seller shall in good faith jointly prepare an estimate of the Closing Balance Sheets (as defined in Section 1(e)(ii) below) (the "Estimated Closing Balance Sheets") based on Seller's (with respect to the Business) and Capitol's books and records and other information then available, in an attempt to determine Estimated Inventory Value, Net Estimated PP&E Additions, Estimated Transition Tooling, Estimated Assumed Liabilities and Estimated Excess Capitol Liabilities. For purposes hereof, (A) "Estimated Inventory Value" means the book value of all raw materials, packing supplies, maintenance and repair supplies, manufactured and purchased parts, work-in-process and finished goods inventory used or held for use by Seller, with respect to the Business, and by Capitol (the "Inventory"), (B) "Net Estimated PP&E Additions" means the amount of capital expenditures made by Seller, with respect to the Business, and by Capitol in respect of property, plant and equipment plus, without duplic-ation, those items relating to approved training expenses and deposits and prepayments to the extent that Buyer obtains any benefit therefrom after the Closing Date, as set forth on Schedule 1(e)(i) attached hereto minus the greater of (y) the book value of, or (z) the proceeds received from, any sales, retirements or other dispositions made by Seller, with respect to the Business, and by Capitol in respect of property, plant and equip-ment, in each case, made during the period beginning after June 30, 1994 and ending on the Closing Date, (C) "Estimated Transition Tooling" means the book value of the Transition Tooling, (D) "Estimated Assumed Liabilities" means the book value of the Dollar Liabilities (which shall include an accrual of $40,000 for 1994 vacation pay liability for Seller's salaried employees and an accrual for a pro rata portion of the annual bonus paid by Seller to its employees involved in the Business), the book value of the Seller Tooling Costs, and the book value of the Retrospective Workers' Compensation and (E) "Estimated Excess Capitol Liabilities" means the excess, if any, of the book value of the liabilities of Capitol (including, without limitation, intercompany liabilities due to Seller (the "Intercompany Debt"), the book value of the liabilities of Capitol with respect to the Honda Accord and the Honda Civic programs (the "Capitol Tooling Costs") and the book value of Capitol's accrued liabilities and reserves relating to workers' compensation including, without limitation, with respect to Capitol's retrospective insurance program with the State of Ohio for the period beginning July 1, 1994 and ending on the Closing Date and accrued vacation liabilities and obligations) over the net book value of Capitol's assets (other than


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    Capitol's Inventory and Capitol's property, plant and equipment and goodwill (or similar intangible assets), but including, without limitation, the book value of Capitol's tooling-in-process), in each case as determined from the Estimated Closing Balance Sheets; provided, however, that if Buyer and Seller are unable to agree on any of the Estimated Inventory Value, Net Estimated PP&E Additions, Estimated Transition Tooling, Estimated Assumed Liabilities and Estimated Excess Capitol Liabilities, such disputed amounts shall be determined based on the amounts set forth on Seller's and Capitol's unconsolidated balance sheets as of the month-ending immediately prior to the Closing Date.

             (ii) As promptly as practicable after the Closing Date, Buyer's accountants will prepare unconsolidated balance sheets of Seller, with respect to the Business, and Capitol as at the close of business on the Closing Date (the "Closing Balance Sheets") for the purpose of establi-shing the Closing Inventory Value, Net Closing PP&E Additions, Closing Transition Tooling, Closing Assumed Liabilities and Closing Excess Capitol Liabilities. For purposes hereof, (A) "Closing Inventory Value" means the book value of the Inventory, (B) "Net Closing PP&E Additions" means the amount of capital expenditures made by Seller, with respect to the Business, and by Capitol in respect of property, plant and equipment plus, without duplication, those items relating to approved training and expenses and deposits and prepayments to the extent that Buyer obtains benefit therefrom after the Closing Date set forth on Schedule 1(e)(i) attached hereto minus the greater of (y) the book value of, or (z) the proceeds received from, any sales, retirements or other dispositions made by Seller, with respect to the Business, and by Capitol in respect of property, plant and equipment, in each case, made during the period beginning after June 30, 1994 and ending on the Closing Date, (C) "Closing Transition Tooling" means the book value of the Transition Tooling, (D) "Closing Assumed Liabilities" means the book value of the Dollar Liabilities (which shall include an accrual of $40,000 for 1994 vacation pay liability for Seller's salaried employees and an accrual for a pro rata portion of the annual bonus paid by Seller to its employees involved in the Business), the book value of the Seller Tooling Costs, and the book value of the Retrospective Workers' Compensation ("Seller's Retrospective WC Accrual") and (E) "Closing Excess Capitol Liabilities" means the excess, if any, of the book value of the liabilities of Capitol (including, without limitation, the intercompany liabilities due to Seller, the Capitol Tooling Costs and the book value of Capitol's accrued liabilities and reserves relating to workers' compensation, including, without limitation, with respect to Capitol's retrospective insurance program with the State of Ohio for the period beginning July 1, 1994 and ending on the Closing Date ("Capitol's Retrospective WC Accrual") and accrued vacation liabilities and obligations) over the net book value of Capitol's assets (other than Capitol's Inventory and Capitol's property, plant and equipment and goodwill (or similar intangible assets), but including, without limitation, the book value of Capitol's tooling-in-process), in each case as determined from the Closing Balance Sheets. In order for Buyer to properly prepare the Closing Balance Sheets, Seller shall conduct a physical inventory on the Closing Date (or such other date promptly thereafter as the parties may agree) and shall permit Buyer and its accountants to observe such inventory. The Closing Balance Sheets and the Estimated Closing Balance Sheets shall (a) reflect all Acquired Assets and Assumed Liabilities and all assets and liabilities of Capitol as at the




                                       - 85 -
    close of business on the Closing Date, (b) be prepared in accordance with GAAP (regardless of whether GAAP was applied in prior periods) and (c) reflect all items and adjustments regardless of materiality. Within sixty
    (60) days after the Closing Date, Buyer shall deliver to Seller the Closing Balance Sheets.

            (iii) If the sum of (A) Closing Inventory Value, (B) Net Closing PP&E Additions (it being understood that Net Closing PP&E Additions may be a negative number) and (C) Closing Transition Tooling, minus the sum of (Y) Closing Assumed Liabilities and (Z) Closing Excess Capitol Liabilities (the "Net Closing Amount") exceeds the sum of (A) Estimated Inventory Value, (B) Net Estimated PP&E Additions and (C) Estimated Transition Tooling minus the sum of (Y) Estimated Assumed Liabilities and (Z) Estimated Excess Capitol Liabilities (the "Net Estimated Amount"), Buyer shall, subject to Section 7(b)(xi) hereof, within three (3) business days pay to Seller the amount of such excess. If the Net Closing Amount is less than the Net Estimated Amount, Seller shall within three (3) business days pay to Buyer the amount of such shortfall. All amounts owed pursuant to this Section 1(e)(iii) shall include interest, from the Closing Date to the date of payment, at the Applicable Rate, calculated on the basis of a 365-day year.

             (iv) If Seller disagrees with any item on the Closing Balance Sheets, Seller shall notify Buyer in writing of such disagreement within thirty (30) business days after Seller's receipt thereof (such notice set-ting forth the basis for such disagreement in reasonable detail). Buyer shall permit Seller access to such personnel and work papers involved with or relating to the preparation of the Closing Balance Sheets as may be reasonably necessary to permit Seller to review in detail the manner in which the Closing Balance Sheets were prepared. Buyer and Seller shall thereafter negotiate in good faith to resolve any such disagreements; provided, however, that Seller or Buyer, as the case may be, shall within three (3) business days pay to Buyer or Seller, as the case may be, the amount determined pursuant to Section 1(e)(iii) above which is not subject to dispute, if any. If Buyer and Seller are unable to resolve any such disagreements in (A) respect of non-inventory items within thirty (30) business days and (B) in respect of inventory items within six (6) months after the Closing Date, Buyer and Seller shall engage the Auditor (as defined in Section 1(e)(v) below) to resolve the disagreements in accordance with Section 1(e)(v) below.

             (v) The "Auditor" shall be KPMG Peat Marwick and shall be retained solely to resolve the individual disputed line items. Buyer and Seller shall use their best efforts to cause the Auditor to resolve all disagreements over individual line items as soon as practicable. The resolution of such disagreements by the Auditor shall be final and binding on Buyer and Seller. The fees and expenses of the Auditor shall be shared equally by Buyer and Seller.

             (f) Determination of FN-116 Adjustment. If Buyer receives a notification from Ford Motor Company ("Ford") confirming to the reasonable satisfaction of Buyer that the FN-116 program or its successor program will remain with the Business for the normal life of the program (the "Ford Notification"), Buyer will, subject to Section 7(b)(xi) hereof, within thirty (30) business days after determination of such amount in accordance with the following terms, pay to Seller an amount equal to (i) $1.5 million multiplied by (ii) the percentage obtained by dividing (a) the aggregate of



                                       - 86 -
    the annual gross profit (as determined below) associated with each component awarded pursuant to the Ford Notification by (b) the aggregate of the annual gross profit associated with each component relating to the existing FN-116 program for the 12-month period ended September 30, 1994, as set forth on Schedule 1(f) attached hereto; provided that in no event shall Buyer be obligated to pay more than $1.5 million. For purposes hereof, "annual gross profit," with respect to the new business, will be determined by multiplying (y) the sales price of each component set forth in the written notice from Ford containing such information for each such component minus the production cost for each such component (determined in good faith by Buyer in accordance with Buyer's estimated standard costs to produce such parts and consistent with Buyer's past estimating practices) by (z) the annual financial planning volume for each such component set forth in the written notice from Ford containing such information.

              (g) Allocation of the Purchase Price. A preliminary allocation of the Purchase Price (plus the Assumed Liabilities) among the Acquired Assets will be prepared by Buyer and delivered to Seller on or prior to the Closing Date (the "Preliminary Allocation Schedule"). A final alloca-tion based substantially on the allocations set forth on the Preliminary Allocation Schedule will be prepared by Buyer as promptly as practicable after the Closing Date and, subject to approval by Seller (which approval will not be unreasonably withheld), shall be the allocation used by the Parties in preparing (a) Form 8594, Asset Acquisition Statement, for each of Buyer and Seller, and (b) all Tax Returns. Buyer and Seller shall each file Form 8594, prepared in accordance with this Section 1(g), with its federal income Tax Return for its tax period including the Closing Date. The Parties hereto agree that all allocations made pursuant to this Section 1(g) are binding upon them and upon each of their successors and assigns, and that they will report the transaction herein in accordance with such allocations.

              (h)  Tooling.

              (i) With respect to all tooling completed and billed by Seller including, without limitation, the design and engineering (with respect to the pre-engineering release) tooling for the VN-127 platform and the design, engineering and prototype tooling for the DN-101 platform (the "Completed Tooling")), with respect to the Business, or Capitol on or prior to the Closing Date, Seller shall be liable for all costs, expenses and liabilities of any audit of such tooling and Seller shall indemnify Buyer for any Losses (as defined in Section 7(b)(i)) Buyer may incur or become subject to as a result of such audit.

             (ii) With respect to tooling commenced and billed by Buyer, with respect to the Business, or Capitol after the Closing Date, Buyer shall be liable for all costs, expenses and liabilities of any audit of such tooling and Buyer shall indemnify Seller for any Losses Seller may incur or become subject to as a result of such audit.

            (iii) As soon as practicable after the full program approval by the customer of the DN-101 platform, Buyer will prepare an accounting (the "DN-101 Accounting") for the purposes of determining the Total Revenues, with respect to such platform (the "DN-101 Revenues") and the Total Costs, with respect to such platform (the "DN-101 Costs"). Within 90 days following such program approval (the "DN-101 Date"), Buyer



                                       - 87 -
    will deliver to Seller the DN-101 Accounting. If the DN-101 Revenues equal or exceed the DN-101 Costs (such excess, the "DN-101 Reserve"), Buyer will, subject to Section 7(b)(xi) hereof, within three business days following the DN-101 Date, pay to Seller $2.5 million. If the DN-101 Costs exceed the DN-101 Revenues (such excess, the "DN-101 Shortfall"), Buyer will, subject to Section 7(b)(xi) hereof, within three business days following the DN-101 Date, pay to Seller an amount equal to $2.5 million less the DN-101 Shortfall. If the DN-101 Shortfall exceeds $2.5 million, Seller will, subject to Section 7(b)(xi) hereof, within three business days following the DN-101 Date, pay to Buyer the amount of such excess. If there exists a DN-101 Shortfall and Buyer receives additional DN-101 Revenues after the DN-101 Date, then Buyer shall promptly pay, subject to Section 7(b)(xi) hereof, such additional DN-101 Revenues to Seller up to an amount equal to the DN-101 Shortfall.

             (iv)  On or prior to June 1, 1997, Buyer will, subject to
    Section 7(b)(xi) hereof, pay to Seller the lesser of (A)   $0.5 million
    (plus interest accruing at the Applicable Rate from the Closing Date) plus any DN-101 Reserve, minus any Seller Responsible Costs (not otherwise included in the calculation of the DN-101 Costs above), with respect to such platform, arising (whether by audit or otherwise) after the DN-101 Date or (B) $0.5 million (plus interest accruing at the Applicable Rate from the Closing Date). If the computation set forth in clause (A) above results in the negative amount ("Net Audit Cost"), Seller will, subject to
    Section 7(b)(xi) hereof, promptly pay to Buyer an amount equal to the Net Audit Cost.

              (v)  With respect to each of the WN-97 platform, the Honda
    Civic platform and the Honda Accord platform, as soon as practicable after the full program approval by the customer of each such platform, Buyer will prepare an accounting (each, a "Tooling Accounting") for the purposes of determining the Total Revenues and Total Costs, with respect to each platform. Within 90 days following each such program approval (each, an "Approval Date"), Buyer will deliver to Seller the relevant Tooling Accounting. If the Total Costs set forth on any Tooling Accounting exceed the Total Revenues set forth on such Tooling Accounting (each, a "Shortfall"), the Seller will, subject to Section 7(b)(xi) hereof, within three business days following the relevant Approval Date, pay to Buyer the amount of any such Shortfall. Seller will, subject to Section 7(b)(xi) hereof, promptly pay to Buyer any Seller Responsible Costs, with respect to any such program, arising (whether by audit or otherwise) after the relevant Approval Date. If, with respect to each such program, there exists a Shortfall and Buyer receives additional revenues not reflected on the applicable Tooling Accounting, then Buyer shall promptly pay, subject to Section 7(b)(xi) hereof, such additional revenues to Seller up to an amount equal to such Shortfall. If, with respect to each such program, there exists a Shortfall, then 180 days after the relevant Approval Date, Buyer will assign, at Seller's request, any claim, refund, right of recovery, right of setoff or right of recoupment against its customer with respect to any uncollected revenues relating to such program, to the extent Buyer is not then pursuing any such claim, refund or right.








                                       - 88 -
             (vi) As soon as practicable after the full program approval by the customer of the VN-127 platform, Buyer shall prepare an accounting (the "VN-127 Accounting") for the purposes of determining the Total Revenues, with respect to such platform (the "VN-127 Revenues"), and the Total Costs, with respect to such platform (the "VN-127 Costs"). Within 90 days following such program approval (the "VN-127 Date"), Buyer will deliver to Seller the VN-127 Accounting. If the VN-127 Revenues equal or exceed the VN-127 Costs, Buyer will, subject to Section 7(b)(xi) hereof, within three business days following the VN-127 Date, pay to Seller $1.0 million. If the VN-127 Costs exceed the VN-127 Revenues (such excess, the "VN-127 Shortfall") Buyer will, subject to Section 7(b)(xi) hereof, within three business days following the VN-127 Date, pay to Seller the excess of $1.0 million over the VN-127 Shortfall. If the VN-127 Shortfall exceeds $1.0 million, Seller will, subject to Section 7(b)(xi) hereof, within three business days following the VN-127 Date, pay to Buyer the amount of such excess. Seller will, subject to Section 7(b)(xi) hereof, promptly pay to Buyer any Seller Responsible Costs, with respect to such platform, arising (whether by audit or otherwise) after the VN-127 Date. If there exists a VN-127 Shortfall and Buyer receives additional VN-127 Revenues after the VN-127 Date, then Buyer shall, subject to Section 7(b)(xi) hereof, promptly pay such additional VN-127 Revenues to Seller up to an amount of the VN-127 Shortfall.

            (vii) On or prior to the Closing Date, Seller will deliver to Buyer Schedule 1(h)(vii) (the "Tooling Projection Schedule") which sets forth a projection of Total Revenues and Total Costs with respect to each item of tooling described above. Seller represents to Buyer that the projections set forth on the Tooling Projection Schedule contains no intentional misstatement or intentional misrepresentation of the projected revenues of any item of tooling. If, 180 days after the DN-101 Date, Seller has not received $2.5 million pursuant to Section 1(h)(iii) above, Buyer will assign, at Seller's request, any claim refund, right of recovery, right of setoff or right of recoupment against its customer with respect to any uncollected revenues relating to the DN-101 platform, to the extent Buyer is not then pursuing any such claim. If, 180 days after the VN-127 Date, Seller has not received $1.0 million pursuant to Section 1(h)(vi) above, Buyer will assign, at Seller's request, any claim, refund, right of recovery, right of setoff or right of recoupment against its customer with respect to any uncollected revenues relating to the VN-127 platform, to the extent Buyer is not then pursuing any such claim, refund or right. If, with respect to any claim, refund or right that is not assigned to Seller under this Section or Section 1(h)(v) because Buyer is pursuing it, Buyer is no longer pursuing such claim, refund or right in good faith, then Buyer shall assign promptly, at Seller's request, such claim, refund or right.

           (viii)  If Seller disagrees with any item on the DN-101
    Accounting, the VN-127 Accounting or any Tooling Accounting, or the items constituting any Net Audit Costs, Seller shall notify Buyer in writing of such disagreement within thirty (30) business days after Seller's receipt thereof (such notice setting forth the basis for such disagreement in reasonable detail). Buyer shall permit Seller access to such personnel and work papers involved with or relating to the preparation of DN-101 Accounting, the VN-127 Accounting or any Tooling Accounting, or the items constituting any Net Audit Costs, as the case may be, as may be reasonably necessary to permit Seller to review in detail the manner in which the DN-



                                       - 89 -
    101 Accounting, the VN-127 Accounting or any Tooling Accounting, or the items constituting any Net Audit Costs, as the case may be, were prepared. Buyer and Seller shall thereafter negotiate in good faith to resolve any such disagreements; provided, however, that Seller or Buyer, as the case may be, shall within three (3) business days pay to Buyer or Seller, as the case may be, the amount determined pursuant to Section 1(h)(iii), (iv), (v) or (vi) above, as the case may be, which is not subject to dispute, if any. If Buyer and Seller are unable to resolve any such disagreements within thirty (30) business days, Buyer and Seller shall engage the Auditor to resolve the disagreements in accordance with Section 1(e)(v) above. Buyer agrees to manage the Transition Tooling in a manner consistent with Buyer's and its Affiliate's other similar tooling arrangements. The Parties also agree to advise and consult with one another in respect of the management of the Transition Tooling.

             (ix)  All amounts actually paid or setoff pursuant to this
    Section 1(h) shall (A) be made in immediately available funds by wire transfer and (B) (other than payments made to Seller pursuant to Section 1(h)(iv) above) include interest at the Applicable Rate, calculated on the basis of a 365-day year, accruing from the Closing Date; provided, however, that any such amounts paid to, or setoff by, Buyer shall accrue interest from the date on which such amount became due until such amount is paid or setoff.

              (x) For purposes hereof, "Total Costs" means, with respect to any item of tooling, the actual costs incurred by Buyer plus any Seller Tooling Cost or Capitol Tooling Costs in respect of such item, except to the extent any such cost is a Buyer Responsible Cost; "Total Revenues" means, with respect to any item of tooling, actual revenues received by Buyer (including, without duplication or limitation, the Closing Transition Tooling) in respect of such item, except to the extent any such revenue is received as a result of a Buyer Responsible Cost; "Seller Responsible Costs" means, with respect to any item of tooling, any cost relating to (A) a design or engineering mistake or inadequacy during the Seller's management of the program causing failure in the production of a quality part (B) excessive normal supplier costs in areas, such as testing, resulting from Seller's or Capitol's (prior to the Closing Date) mistake or inadequacy of design and engineering activity requiring re-testing (C) check fixtures not constructed in accordance with customer specifications calling for Gauge R & R with a 30% error factor, (D) modifications or additional tooling necessary to produce a part within the cycle time and process parameters anticipated in the determination by Seller of the target piece price for the part, (E) prototype costs to the extent such costs are not recoverable from the customers as a separate component of the piece price on the purchase order received from the customer or (F) one-half of costs incurred because of inconsistent customer specifications such as CMM/test fixture upgrades; "Buyer Responsible Costs" means, with respect to any item of tooling, any cost (A) associated with a change caused by the customer regarding the original requirements of the part concerning fit, form and function, (B) customarily expected to be absorbed by a supplier and recovered through the piece price such as initial product testing, (C) expected to produce a pay-back or return to the Buyer because of manufacturing efficiency gains over and above what is necessary to produce a part within the cycle time and process parameters anticipated in the determination by Seller of target piece price for the part, (D) resulting




                                       - 90 -
    from the Buyer's preference for production methods or quality controls in excess of what is specified by the customer, (E) one-half of costs incurred because of inconsistent customer specifications such as CMM/test fixture upgrades or (F) resulting from an error or mistake during Buyer's management of the program.

              (i) Intercompany Indebtedness. Immediately following the acquisition of the Acquired Assets, Buyer will cause Capitol to pay to Seller an amount equal to the Intercompany Debt, as reflected in the Esti-mated Closing Balance Sheets. Upon final determination of the Closing Balance Sheets, Buyer and Capitol will settle on the intercompany liabilities due to the Seller as reflected in the Closing Balance Sheets in a manner consistent with Section 1(e) and upon such settlement it will represent the discharge in full of all intercompany indebtedness owed by Capitol to Seller.

              (j)  Workers' Compensation.

              (i)  On or prior to December 1 of each year commencing
    December 1, 1995 until the final settlement of the Seller's and Capitol's retrospective workers' compensation insurance program for the period beginning July 1, 1994 and ending on the Closing Date (the "Retrospective Program") with the State of Ohio, Buyer will prepare an annual accounting (each, a "WC Accounting") for the purposes of determining Buyer's and Capitol's actual costs incurred in connection with the Retrospective Program based on the information and statements delivered to Buyer from the State of Ohio for such preceding year (the "Actual Retrospective WC Costs") and deliver to Seller the WC Accounting. If the Actual Retrospective WC Costs exceed the sum of Seller's Retrospective WC Accrual and Capitol's Retrospective WC Accrual (the "Total Retrospective WC Accruals"), Seller will pay, subject to Section 7(b)(xi) hereof, to Buyer in immediately available funds the amount of such excess. If the Total Retrospective WC Accruals exceed the Actual Retrospective WC Costs, Buyer will pay, subject to Section 7(b)(xi) hereof, to Seller in immediately available funds the amount of such excess. Buyer shall permit Seller access to Buyer's files, work papers (including, without limitation, all applicable correspondence from the State of Ohio) and personnel involved in the preparation of each WC Accounting. Buyer and Seller shall negotiate in good faith to resolve any disputes with respect to any calculation or determination made pursuant to this Section 1(j). If Buyer and Seller are unable to resolve any such disputes within thirty (30) days, Buyer and Seller shall engage the Auditor to resolve the disagreements in accordance with Section 1(e)(v) above.

             (ii) If, after January 1, 1996, Buyer elects self-insurance with respect to Buyer's and Capitol's workers' compensation insurance program in the State of Ohio (the "Self-Insurance Election"), Buyer will pay, subject to Section 7(b)(xi) hereof, to Seller in immediately available funds by wire transfer an amount equal to the Ohio Payoff Amount minus the amount actually paid by Buyer and Capitol to the State of Ohio in connection with the Self-Insurance Election.

              Section 2.  Closing of the Transaction.

              (a) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, effective at 11:59 p.m. local time on December 2, 1994, or such other date and place as the Parties may mutually determine (the "Closing Date").

                                       - 91 -
              (b)  Deliveries at the Closing.  At the Closing:

              (i) Seller will deliver to Buyer (A) the various certificates, instruments, and documents referred to in Section 3(a) below, (B) a bill of sale and assignment, in form and substance reasonably acceptable to Buyer,
    (C) real property and Intellectual Property transfer documents in form and substance reasonably acceptable to Buyer (it being understood that a special warranty deed for the Real Estate in form acceptable for recording will be acceptable), (D) stock certificate representing all of the outstanding capital stock of Capitol, duly endorsed for transfer and (E) such other instruments of sale, transfer, conveyance, and assignment as Buyer reasonably may request; and

             (ii) Buyer will deliver to Seller (A) the Purchase Price, determined as of the Closing Date, in immediately available funds by wire transfer, (B) the various certificates, instruments, and documents refer-red to in Section 3(b) below, (C) an assumption agreement in form and substance reasonably acceptable to Seller and (D) such other instruments of assumption as Seller reasonably may request.

            (iii) Buyer will cause Capitol to deliver to Seller an amount equal to the Intercompany Debt in immediately available funds by wire transfer.

              Section 3.  Conditions to Obligation to Close.

              (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) The representations and warranties set forth in Section 4 below shall be true and correct in all material respects at and as of the Closing Date (without taking into account any disclosure made pursuant to Section 4(x) below and disregarding the last sentence of Section 4(g) below); provided that to the extent any such representation or warranty relates solely to an Excluded Liability, such representation or warranty need not be true and correct so long as Seller acknowledges in writing to Buyer that any such breach relates solely to an Excluded Liability (which acknowledgment shall not be unreasonably withheld);

             (ii) Seller shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

            (iii) Buyer shall have received all of the title insurance commitments, policies, and riders specified in Section 6(h) below (other than with respect to item 5 of Schedule 6(h)), and all of the surveys specified in Section 6(i) below;

             (iv) No action, suit, or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local, or foreign jurisdiction seeking specifically to prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 3(a)(i)-(ii) is satisfied in all respects;

                                       - 92 -
             (vi) Seller shall have received all third party consents which are denoted with an asterisk (*) and underlined on either Schedule 4(m) or
    Schedule 4(p) attached hereto and Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and govern-mental agencies referred to in Section 4(c) and Section 5(c) below;

            (vii) Buyer shall have received from counsel to Seller an opinion in the form of Exhibit A attached hereto, addressed to Buyer, and dated as of the Closing Date;

           (viii) Buyer shall have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and to finance the Business' continuing operations after the Closing;

             (ix) Seller shall have entered into the Main Facility Lease and Agreement (the "Main Lease") with Buyer in the form set forth on Exhibit B attached hereto pursuant to which Buyer shall lease a portion of the Gulfstream main facility (the "Gulfstream Main Facility") and the Main Lease shall be in full force and effect and shall not have been amended or modified;

              (x) Seller shall have entered into the Harris Facility Lease and Agreement (the "Harris Lease") with Buyer in the form set forth on Exhibit C attached hereto pursuant to which Seller shall lease a portion of the Harris facility (the "Harris Facility"), and the Harris Lease shall be in full force and effect and shall not have been amended or modified;

             (xi) Seller shall have entered into the Transition Services Agreement (the "Transition Agreement") with Buyer in the form set forth on Exhibit D attached hereto, and the Transition Agreement shall be in full force and effect and shall not have been amended or modified; and

            (xii) Seller shall have delivered to Buyer a certificate issued by Seller in form and substance reasonably satisfactory to Buyer, duly execu-ted and acknowledged, certifying that the sale of the Acquired Assets is exempt from the provisions of the Foreign Investment in Real Property Act of 1980.

         Buyer may waive any condition specified in this Section 3(a) if it executes a writing so stating at or prior to the Closing and such waiver will also operate as a waiver of any rights or remedies Buyer may have hereunder as a result of such nonsatisfaction.

              (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) The representations and warranties set forth in Section 5 below shall be true and correct in all material respects at and as of the Closing Date (without taking into account any disclosure made pursuant to Section 5(e) below);

             (ii) Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;




                                       - 93 -
            (iii) No action, suit, or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local, or foreign jurisdiction seeking specifically to prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 3(b)(i)-(ii) is satisfied in all respects;

              (v) Seller and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4(c) and Section 5(c) below;

             (vi) Seller shall have received from counsel to Buyer an opinion in the form of Exhibit E attached hereto, addressed to Seller, and dated as of the Closing Date;

            (vii) Buyer shall have entered into the Main Lease with Seller in the form set forth on Exhibit B attached hereto, and the Main Lease shall be in full force and effect and shall not have been amended or modified; and

           (viii) Buyer shall have entered into the Harris Lease with Seller in the form set forth on Exhibit C attached hereto, and the Harris Lease shall be in full force and effect and shall not have been amended or modified; and

             (ix) Buyer shall have entered into the Transition Agreement with Seller in the form set forth on Exhibit D attached hereto, and the Transition Agreement shall be in full force and effect and shall not have been amended.

         Seller may waive any condition specified in this Section 3(b) if it executes a writing so stating at or prior to the Closing and such waiver will also operate as a waiver of any rights or remedies Seller may have as a result of such nonsatisfaction.

              Section 4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

              (a) Organization of Seller. Each of Seller and Capitol is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Schedule 4(a) attached hereto lists all of the jurisdictions in which Seller, with respect to the Business, and Capitol are required to qualify to do business as foreign corporations.

              (b) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).



                                       - 94 -
              (c) Noncontravention. Except as set forth on Schedule 4(c) attached hereto, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute (other than any so-called bulk transfer laws), regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Capitol is subject or any provision of the charter or bylaws of Seller or Capitol or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller, with respect to the Business, or Capitol is a party or by which either of them is bound or to which any of their respective assets is subject or (iii) result in the imposition of any security interest upon any of Capitol's assets or the Acquired Assets. Except as set forth on Schedule 4(c) attached hereto, neither Seller nor Capitol is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contempla-ted by this Agreement.

              (d) Brokers' Fees. Except for Nomura Securities International, Inc., neither Seller nor Capitol has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Seller is solely responsible for the fees and expenses of Nomura Securities International, Inc.

              (e)  Subsidiaries, Investments and Capital Stock.

              (i) Other than Capitol or as set forth on Schedule 4(e) attached hereto, Seller, with respect to the Business, has no Subsidiaries or investment in any Person.

             (ii) The authorized capital stock of Capitol consists of 10,000 shares of common stock, no par value (the "Common Stock"), 1,000 shares of which are issued and outstanding. Capitol has no outstanding stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, and Capitol does not have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. Capitol is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. All of the outstanding shares of Capitol's capital stock are validly issued, fully paid and nonassessable. Seller owns 100% of the issued and outstanding capital stock of Capitol, free and clear of any liens, charges, encumbrances and other claims.

            (iii) There are no statutory or contractual stockholders preemp-tive rights or rights of refusal with respect to the sale of the Common Stock hereunder. Capitol has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer and sale of the Common Stock hereunder do not and will not require registration under the Securities Act of 1933, as amended, or any applicable state securities laws. There are no agreements among Capitol's stockholders with respect to the voting or transfer of Capitol's capital stock or with respect to any other aspect of Capitol's affairs.
                                       - 95 -
              (f) Financial Statements. Schedule 4(f) attached hereto contains the following financial statements (collectively the "Financial Statements"): (i) the unaudited statements of income for the fiscal years ended December 31, 1991, December 31, 1992, for Seller, with respect to the Business; (ii) the consolidated unaudited statements of income for the fiscal year ended December 31, 1993 (the "Most Recent Fiscal Year End") for Seller, with respect to the Business, and Capitol; (iii) the unaudited statements of income for the fiscal years ended November 30, 1991, November 30, 1992 and for the period commencing December 1, 1992 and continuing through March 31, 1993 for Capitol; and (iv) the consolidated unaudited statements of income for the eight-months ended August 31, 1994 for Seller, with respect to the Business, and Capitol. The Financial Statements (other than the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the results of operations of Seller, with respect to the Business, and Capitol for such periods. Schedule 4(f) attached hereto contains (i) an unaudited schedule of certain assets and liabilities related to the Business (including Capitol) as of June 30, 1994 (the "Most Recent Balance Sheet") and (ii) an unaudited balance sheet as of June 30, 1994 for Capitol (the "Most Recent Capitol Balance Sheet." The valuation of the assets and liabilities set forth in the Most Recent Balance Sheet has been determined in accordance with GAAP, and the Most Recent Balance Sheet fairly presents the categories of assets and liabilities reflected therein as of such date for the Business (including Capitol), except that required footnote disclosure has not been provided. The Most Recent Capitol Balance Sheet has been prepared in accordance with GAAP and presents fairly the financial position of Capitol as of such date, except that required footnote disclosure has not been provided.

              (g) Events Subsequent to June 30, 1994. Since June 30, 1994, there has not been any material adverse change in the business, financial condition, results of operations, assets, employees, employee relations, customer or supplier relations of the Business, except as set forth on
    Schedule 4(g) attached hereto.  Since June 30, 1994, except as set forth on
    Schedule 4(g) attached hereto:

              (i) Neither Seller nor Capitol has sold, leased, transferred, or assigned any of the assets having a value in excess of $50,000 of the Business or Capitol, respectively, tangible or intangible, other than inventory in the ordinary course of business;

             (ii) Neither Seller, with respect to the Business, nor Capitol has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) involving more than $50,000, other than in the ordinary course of business or other than any such item which is terminable without penalty upon sixty days' notice;

            (iii) Neither Seller, with respect to the Business, nor Capitol has accelerated, terminated, modified, or cancelled any agreement, con-tract, lease, or license (or series of related agreements, contracts, leases, or licenses) involving more than $50,000 to which Capitol is a party or by which Capitol is bound;

             (iv) Capitol has not delayed or postponed the payment of accounts payable and other obligations and liabilities outside the ordinary course of business;



                                       - 96 -
              (v) Neither Seller, with respect to the Business, nor Capitol has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000;

             (vi) Neither Seller, with respect to the Business, nor Capitol has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (vii) Neither Seller, with respect to the Business, nor Capitol has granted any increase in the base compensation of any of their respective directors, officers, and employees other than as consistent with past custom and practice;

           (viii) Neither Seller, with respect to the Business, nor Capitol has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or agreement for the benefit of any of their respective directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

             (ix) Neither Seller, with respect to the Business, nor Capitol has entered into any transaction with any of its directors, officers, employees or Affiliates, other than ordinary course employment arrange-ments entered into in accordance with past custom and practice;

              (x) Capitol has not entered into any agreement, contract or other arrangement with respect to the incurrence of borrowed money; and

             (xi) Neither Seller, with respect to the Business, nor Capitol, as applicable, has committed to any of the foregoing.

         Buyer acknowledges that there exists a labor organizing campaign at Seller's Huron, Ohio facility and such activity, regardless of its outcome, shall not represent a breach of this Section 4(g).

              (h) Undisclosed Liabilities. Neither Seller, with respect to the Business, nor Capitol has any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated) arising out of transactions entered into on or prior to the Closing Date, or any action or inaction on or prior to the Closing Date, or any state of facts existing on or prior to the Closing Date, except for (i) liabilities or obligations set forth on the face of the Most Recent Balance Sheet or the Most Recent Capitol Balance Sheet (rather than in any notes thereto), (ii) liabilities or obligations which have arisen after June 30, 1994 in the ordinary course of business (none of which relates to (A) breach of contract, (B) breach of warranty, (C) tort, (D) infringement, (E) violation of law, or (F) any action, suit or proceeding (including, without limitation, any clean-up obligation or liability for personal injury or property damage under any Environmental, Health and Safety Laws)), (iii) liabilities or obligations arising under agreements, contracts and purchase orders set forth on Schedule 4(p) attached hereto (or under those not set forth on Schedule 4(p) due to the specific dollar threshold or cancellation provision contained in Section 4(p) below) and (iv) liabilities or obligations reflected on the Schedules attached hereto.




                                       - 97 -
              (i) Legal Compliance. Seller, with respect to the Business, Capitol and their predecessors and Affiliates have complied with all applicable laws, rules and regulations (other than ERISA and Environmental, Health, and Safety Laws which matters are addressed in Sections 4(u) and 4(v) below) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

              (j) Tax Matters. Capitol has timely filed all Tax Returns it is required to file. Each such Tax Return has been prepared in compliance with all applicable laws and regulations. All Taxes owed by Capitol have been paid (or are accrued on the Most Recent Capitol Balance Sheet or will be accrued on the Closing Balance Sheets). Seller, with respect to the Business, and Capitol have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. All Taxes for which Capitol may be liable under Treasury Regulation 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any "affiliated group" (or other group filing on a consolidated basis) at any time prior to the Closing Date have been paid or, if such Taxes are not yet due and payable, will be paid by Seller when due and payable. Seller is not a "foreign person" within the meaning of Section 1445 of the Code. Capitol has not filed any agreement or consent under
    Section 341(f) of the Code (or analogous state or foreign provisions). Except as set forth on Schedule 4(j) attached hereto:

              (i) During the past five (5) years, there has been no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing against or with respect to Capitol regarding Taxes, and, to the best of Seller's knowledge, no action, suit, proceeding or audit has been threatened against or with respect to Capitol regarding Taxes;

             (ii) Capitol is neither a party to or bound by any Tax alloca-tion or Tax sharing agreement nor does it have any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

            (iii) No claim has ever been made by a taxing authority in a jurisdiction where Capitol does not file income Tax Returns that Capitol is or may be subject to income Taxes assessed by such jurisdiction;

             (iv) None of the Assumed Liabilities or any liabilities of Capitol consists of an obligation to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

              (v) Schedule 4(j) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Capitol is required to file Tax Returns relating to federal, state or local Taxes or other Taxes imposed upon or measured by net income or receipts of Capitol; and

             (vi) Capitol will not be required as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.



                                       - 98 -
         As of December 31, 1993, Capitol had general business tax credits equal to at least $509,600 and the use of such credits (i) is not subject to any limitations set forth in any section of the Code other than those limitations set forth in Section 383 of the Code and (ii) is currently available to Capitol on an annual basis in an amount not less than $20,650.

              (k) Title to Personal Property. Seller has good and marketable title to, or a valid leasehold interest in, the tangible Acquired Assets and Capitol has good and marketable title to, or a valid leasehold interest in, its tangible personal property (other than the real property described in Section 4(l) below), free and clear of any security interest or restriction on transfer.

              (l) Real Property. Schedule 4(l)(i) attached hereto lists and describes briefly all real property owned by Capitol or related to the Business and owned by Seller. Except as set forth on Schedule 4(l)(ii), with respect to each such parcel of real property, (i) the identified owner has good and marketable title, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use or occupancy of the property subject thereto, (ii) there are no leases, subleases, licens es, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion thereof; and
    (iii) there are no outstanding options or rights of first refusal to purchase such parcel or any portion thereof or interest therein.
    Schedule 4(l)(iii) attached hereto sets forth all of the real property leased by Seller, with respect to the Business, or Capitol (the "Leased Property"). The leases under which Seller or Capitol leases the Leased Property are in full force and effect. With respect to the Leased Property, neither Seller nor Capitol and, to the best of Seller's knowledge, no third party, is in breach or default, and no event has occurred (including the consummation of the transactions contemplated hereby) which, with or without the lapse of time or the giving of notice, would constitute such a breach or default or permit termination, modification, or acceleration under such lease or sublease.

              (m)  Intellectual Property.

              (i) Schedule 4(m) attached hereto identifies (A) each patent or registration which has been issued to Seller or Capitol with respect to any Intellectual Property used in connection with the Business or by Capitol,
    (B) each pending patent application or application for registration which Seller or Capitol has made with respect to any Intellectual Property used in connection with the Business or by Capitol, (C) each license, agreement, or other permission which Seller or Capitol has granted to any third party with respect to any Intellectual Property used in connection with the Business or by Capitol (together with any exceptions), and (D) each item of Intellectual Property that any third party owns and that Seller or Capitol uses in connection with the Business or that Capitol uses pursuant to license, sublicense, agreement, or permission, and denotes with an asterisk (*) whether the consent of any third party thereto is required as a result of the consummation of the transactions contemplated by this Agreement (other than any "shrinkwrap" or "off-the-shelf" software). Seller has delivered to Buyer a complete and accurate list of all corporate or trade names used by Seller in connection with the Business or by Capitol (other



                                       - 99 -
    than "Gulfstream" and "Capitol"), and correct and complete copies of all such patent, trademark or copyright registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of the Intellectual Property used by Seller, with respect to the Business, or Capitol (other than any "shrinkwrap" or "off-the-shelf" software). The Intellectual Property (other than the Excluded Intellectual Property) owned or used by Seller or Capitol in connection with the Business immediately prior to the Closing will be owned or available for use by Buyer immediately subsequent to the Closing.

             (ii) Except as set forth on Schedule 4(m), (A) neither Seller nor Capitol has interfered with, infringed upon or misappropriated any Intel-lectual Property rights of third parties, (B) neither Seller nor Capitol has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, (C) Sel-ler has no knowledge that any third party has interfered with, infringed upon or misappropriated any Intellectual Property used by Capitol or by Seller in connection with the Business, (D) no action is pending, or to Seller's knowledge threatened, which challenges the use or ownership of the Intellectual Property used by Capitol or by Seller in connection with the Business, (E) Seller or Capitol possesses all right, title, and interest in and to, or has a valid license, sublicense, agreement or permission to use, all of the Intellectual Property necessary for the operation of the Business or Capitol as presently conducted or as currently proposed to be conducted; and (F) the license, sublicense, agreement, or permission covering any such used Intellectual Property (including any such "shrinkwrap" or "off-the-shelf" software) is in full force and effect.

              (n) Tangible Assets. The Acquired Assets and the assets owned by Capitol include all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business and the business of Capitol as presently conducted except for the Excluded Assets. Each Acquired Asset used in the Business and each tangible asset owned and used by Capitol is free from defects, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

              (o) Inventory. The inventory relating to the Business and owned by Capitol consists of raw materials and packing supplies, maintenance and repair supplies, manufactured and purchased parts, work-in-process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown reflected on the Most Recent Balance Sheet, the Most Recent Capitol Balance Sheet, as adjusted in connection with the preparation of, and set forth on, the Closing Balance Sheets.

              (p) Contracts. Schedule 4(p) lists the following contracts, agreements and other arrangements to which Capitol is a party or related to the Business to which Seller is a party and denotes with an asterisk (*) whether the consent of any third party thereto is required as a result of the consummation of the transactions contemplated by this Agreement:

              (i)  any agreement concerning a partnership or joint venture;



                                      - 100 -
             (ii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for bor-rowed money or any capitalized lease obligation under which it has imposed a security interest on any of its assets, tangible or intangible;

            (iii)  any agreement concerning confidentiality or noncompetition;

             (iv) any arrangement, understanding, or agreement (other than at will oral employment agreements), involving any of its Affiliates or shareholders (including any shareholder's family members by blood, marriage, adoption or otherwise);

              (v) any profit sharing, stock option, stock purchase, stock appreciation, bonus, deferred compensation, severance, welfare benefit plan or other plan or arrangement (whether formal or informal) for the benefit of its current or former directors, officers, and employees other than those set forth on Schedule 4(u) attached hereto;

             (vi) any agreement (whether formal or informal) with its directors, officers, employees (other than oral at will employment agreements) and consultants, including any collective bargaining agreement other than those set forth on Schedule 4(u) attached hereto;

            (vii) any agreement (or group of related agreements) for the lease or sublease of personal property to or from any Person providing for payments in excess of $50,000 per annum;

           (viii) any open purchase orders related to the purchase of Inven-tories other than those entered into in the ordinary course of business prior to the Closing Date;

             (ix)  any power of attorney;

              (x) any agreement which may not be cancelled by Seller or Capitol with less than sixty (60) days' notice without premium or penalty payable by Seller or Capitol and pursuant to which the remaining obligations are greater than $50,000;

             (xi) any agreement (other than covered in clause (viii) above) under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations of Seller, with respect to the Business, or Capitol; or

            (xii) any other agreement not covered in clauses (i) through (xi) above (or group of related agreements) the performance of which involves consideration in excess of $50,000, including but not limited to any distribution and supply agreements, but not including any open purchase order related to the purchase of Inventories entered into in the ordinary course of business prior to the Closing Date.

         Seller has delivered or made available to Buyer a correct and complete copy of each written agreement listed in Schedule 4(p). Seller has also delivered to Buyer a brief description of all oral contracts, agreements and other arrangements required to be disclosed on Schedule 4(p). With respect to each of Seller's, with respect to the Business, or Capitol's



                                      - 101 -
    agreements, contracts or arrangements disclosed on Schedule 4(p): (A) such agreement, contract or arrangement is in full force and effect; (B) neither Seller nor Capitol is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or Capitol or permit any third party to terminate, modify, or accelerate, such agreement; (C) neither Seller nor Capitol has repudiated any provision of such agreement, contract or arrangement; (D) to the best of Seller's knowledge, no third party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such third party or permit Seller or Capitol to terminate, modify, or accelerate, such agreement, contract or arrangement; and (E) neither Seller nor Capitol has any actual knowledge of any breach or anticipated breach by any other party to any contract set forth on Schedule 4(p).

              (q) Notes and Accounts Receivable. All notes and accounts receivable of Capitol are reflected properly on the Most Recent Capitol Balance Sheet and in the books and records of Capitol, are valid receiva-bles subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts reflected thereon and to be used in the preparation of, and set forth on, the Closing Balance Sheets.

              (r) Insurance. Schedule 4(r) attached hereto sets forth the following information with respect to each insurance policy to which Capitol has been a party, a named insured, or otherwise the beneficiary of coverage at any time since April 1, 1993.

              (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

             (ii)  the scope, period and amount of coverage; and

            (iii) a description of any retroactive premium adjustments or other loss-sharing arrangements.

              (s) Litigation. Schedule 4(s) attached hereto sets forth each instance in which Seller, with respect to the Business, or Capitol (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to Seller's knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court, arbitrator or other body or administrative agency of any federal, state, local, or foreign jurisdiction.

              (t) Employees. To the actual knowledge of Anthony Barone or James Holland, without a duty to inquire, none of the key employees of Seller or Capitol set forth on Schedule 4(t) attached hereto has any plans to terminate employment with Seller or Capitol (except in order to accept employment with Buyer). Except as set forth on Schedule 4(t) attached hereto, Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of Seller, with respect to the Business, or of Capitol. Seller, with respect to the Business, and Capitol have complied with all applicable laws relating to the employment of labor and within the last three (3) years neither Seller, with respect to the Business, nor Capitol has experienced any strikes, unresolved grievances, unfair labor practice claims or unresolved disputes with former employees regarding termination and/or severance pay.
                                      - 102 -
              (u)  Employee Benefits.

              (i) Pension Plans. Except as set forth in Schedule 4(u) attached hereto, with respect to all employees and former employees of Seller, with respect to the Business, or of Capitol, neither Seller nor Capitol maintains, contributes to or has any liability under (or with respect to) any Employee Pension Benefit Plan, whether or not terminated.

             (ii) Welfare Plans. Except as set forth in Schedule 4(u), with respect to all employees and former employees of Seller, with respect to the Business, and Capitol, neither Seller nor Capitol maintains or has any obligation to contribute to (or any other liability with respect to) any Employee Welfare Benefit Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees or their spouses or dependents (other than in accordance with Section 4980B(f) of the Code).

            (iii) Multiemployer Plans. With respect to all employees and former employees of Seller, with respect to the Business, and Capitol, neither Seller nor Capitol has any obligation to contribute to (or any other liability with respect to) any (i) Multiemployer Plan or (ii) plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, and neither Seller nor Capitol has incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan.

             (iv) Other Benefit Plans. Except as set forth in Schedule 4(u), neither Seller nor Capitol maintains, contributes to or has any liability under (or with respect to) any deferred compensation or retirement plans or arrangements, employee welfare, fringe benefit or bonus plan, program, policy or other arrangement for employees or any other arrangement for employees or former employees of Seller, with respect to the Business, or Capitol, their spouses or dependents, whether or not terminated. The plans, programs, policies and other arrangements set forth on Schedule 4(u) are hereinafter referred to collectively as the "Plans."

              (v) Administration and Compliance of the Plans. With respect to each of the Plans sponsored or maintained for employees of Capitol:

                   (A) all required or discretionary (in accordance with historical practices) payments, premiums, contributions or reimbursements that are presently due for all periods ending prior to or as of the Closing Date shall have been made, and all accruals, in accordance with GAAP, shall have been made on the Closing Balance Sheets;

                   (B) there is no unfunded liability which is not reflected on the Most Recent Capitol Balance Sheet or will not be reflected on the Closing Balance Sheets, to the extent required to be reflected in accordance with GAAP;

                   (C) there have been no violations of ERISA with respect thereto (including, without limitation, any Prohibited Transactions) for which Capitol is, or could be, liable; no Fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets thereof for which Capitol is, or could be, liable;



                                      - 103 -
    no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets thereof (other than routine claims for benefits) is pending or, to the best of Seller's knowledge, threatened; and Seller has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation; and

                   (D) Seller has provided Buyer with true and complete copies of all documents pursuant to which such Plan is maintained and admini-stered and the most recent annual reports (Form 5500 and attachments) and financial statements therefor.

             (vi) Neither Seller nor Capitol has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the Internal Revenue Service, or any multiemployer plan with respect to any employee pension benefit plan currently or previously maintained by members of the control-led group of companies (as determined in Sections 414(b) and (c) of the Code (the "Controlled Group")) that has not been satisfied in full, and no condition exists that presents a risk to Seller or any member of the Con-trolled Group of incurring such a liability, other than liability for premiums due the PBGC.

              (v) Environment, Health, and Safety. Each of Seller, Capitol and their predecessors and Affiliates has obtained all material permits, licenses, and other authorizations which are required for the ownership and operation of the Business and the business of Capitol under all applicable Environmental, Health, and Safety Laws. Except as set forth on Schedule 4(v), none of Seller, Capitol or their predecessors has, with respect to the ownership and operation of the Business and Capitol, handled, released or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated the Business and Capitol or any property or facility so as to give rise to any material liability or corrective or remedial obligation under any Environmental, Health, and Safety Laws. Except as set forth on Schedule 4(v), Seller, Capitol and their predecessors have, with respect to the ownership and operation of the Business, complied with, and are in compliance in all material respects with, all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or, to Seller's knowledge, threatened against any of them alleging any failure to so comply or alleging any material liability or corrective or remedial obligations under any Environmental, Health and Safety Laws. Except as set forth on Schedule 4(v), none of Seller, Capitol or their predecessors has, with respect to the ownership and operation of the Business and the business of Capitol, either expressly or by operation of law, assumed or undertaken any material liability of any other Person under any Environmental, Health, and Safety Laws. Except as set forth on Schedule 4(v), no underground storage tanks, asbestos-containing materials, or pcb-containing equipment or fluids have been or are present on any real property listed on Schedule 4(l)(i) or Schedule 4(l)(iii). The transactions contemplated by this Agreement do not impose any obligations under any Environmental, Health, and Safety Laws for site investigation or cleanup, or notification to any government agencies or third parties. Except as set forth on Schedule 4(v), without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller, Capitol or the Business will prevent, hinder or limit continued compliance in all material respects with



                                      - 104 -
    Environmental, Health and Safety Laws by the Business or Capitol or give rise to any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any material investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Laws, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

              (w)  Business.

              (i) SPECS Credits. Seller has at least $2,462,000 in PTPD SPECS credits (the "PTPD Credits") and at least $1,849,000 in NAAO SPECS credits (the "NAAO Credits" and collectively, with the PTPD credits, the "SPECS Credits") from Ford Motor Company. Seller may, and after the Closing Buyer may, use the excess PTPD Credits to offset NAAO SPECS credit requirements set forth under the Ford Motor Company long term contract with Seller (the "Ford LTA"). The PTPD SPECS saves required pursuant to the Ford LTA are covered for each of fiscal 1994, 1995 and 1996 and the NAAO SPECS saves required pursuant to the Ford LTA (after giving effect to the application of excess PTPD SPECS saves) are covered for each of fiscal 1994 and 1995.

             (ii) Pricing. Attached on Schedule 4(w) are (A) copies of let-ters that Seller has received from Ford Motor Company with respect to the pricing of the MN12, VN58 and VN127 platforms indicating for the MN12 platform an increase in annual sales revenues by not less than $1.65 million and for the VN58 and VN127 platforms an across-the-board 6% price increase and with respect to the elimination of the 3.5% productivity requirement set forth in Ford LTA for fiscal year 1996 and the decrease of the current commodity price increase absorption rate set forth in the Ford LTA from 4% to 2% for fiscal 1995 and 1996 in each case for that portion of the Business located in Huron, Ohio and (B) a list of existing prices for the MN12 platform and a list of the modified prices for such platform as disclosed in such letters.

              (x) Closing Date. The representations and warranties contained in this Section 4 and elsewhere in this Agreement will be true and correct on the Closing Date as though then made, except for written disclosures made by Seller to Buyer prior to the Closing.

              Section 5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

              (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).






                                      - 105 -
              (c) Noncontravention. Except as set forth on Schedule 5(c) attached hereto, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute (other than any so-called bulk transfer laws), regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Except as set forth on Schedule 5(c) attached hereto, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

              (d) Brokers' Fees. Except with respect to Robert W. Baird & Co., Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated. Buyer is solely responsible for the fees and expenses of Robert W. Baird & Co.

              (e) Closing Date. The representations and warranties contained in this Section 5 and elsewhere in this Agreement will be true and correct on the Closing Date as though then made, except for written disclosures made by Buyer to Seller prior to the Closing.

              (f) Investment Purposes. Buyer is acquiring the Common Stock for its own account and not with a view to sale or distribution thereof in violation of any securities laws, and it has no present intention of selling or distributing all or any portion of the Common Stock in violation of any securities laws.

              Section 6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

              (a) General. Each of the Parties will use reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

              (b) Notices and Consents. Each Party will give any notice to third parties, and such Party will use reasonable efforts to obtain any third-party consents, that the other Party reasonably may request inclu-ding, without limitation, those consents indicated as necessary pursuant to Sections 4(m) and 4(p) and those notices as necessary pursuant to Sections 4(c) and 5(c). Each of the Parties will give any notices to, make any filings with, and use reasonable efforts to obtain any authori-zations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4(c) and Section 5(c) above.

              (c)  Operation of the Business.



                                      - 106 -
              (i) Seller will not engage in any practice, take any action, or enter into any transaction relating to the Business or to Capitol outside the ordinary course of business, including the management of its working capital other than in accordance with past custom and practice. Without limiting the generality of the foregoing, Seller will not, and will cause Capitol to not, engage in any practice, take any action, or enter into any transaction which would be required to be disclosed under Section 4(g) above. Seller and Capitol may not make without Buyer's prior approval capital expenditures in excess of $10,000 per item; provided that Seller or Capitol may make capital expenditures on an emergency basis of up to $20,000 per item.

             (ii) Neither Capitol nor Seller will make any payments to any of their respective tooling vendors, other than in accordance with its past custom and practice.

              (d) Preservation of the Business. Seller will, and will cause Capitol to, make all commercially reasonable efforts to conduct their respective businesses and maintain their respective properties in accordance with past custom and practice, including their present operations, physical facilities, equipment, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees. Without limiting the generality of the foregoing, Seller will, and will cause Capitol to, make all commercially reasonable efforts to pay expenses and payables, purchase inventory, perform all maintenance and repairs and collect receivables in the ordinary course of business in accordance with past custom and practice. Seller will not be deemed to be in breach under this section if Buyer does not approve an expenditure pursuant to Section 6(c).

              (e) Full Access. Seller will permit representatives of Buyer (including its accountants, attorneys, consultants, lenders and other agents) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Business and the business of Capitol.

              (f) Notice of Developments. Seller will give prompt written notice to Buyer of any development causing, or reasonably likely to cause, a breach in any material respect of any of the representations and warran-ties in Section 4 above. Buyer will give prompt written notice to Seller of any development causing, or reasonably likely to cause, a breach in any material respect of any of its representations and warranties in Section 5 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to cure any breach of any representation or warranty contained herein.

              (g) Exclusivity. Seller will not, and will cause Capitol and their respective officers, directors, agents and Affiliates to not, dis-cuss a possible sale or other disposition of all or any part of the assets of the Business or the stock or assets of Capitol, other than inventory in the ordinary course of business (whether by merger, reorganization, recapitalization or otherwise) with any party other than Buyer (an "Acquisition Proposal") or provide any information to any other party regarding the Business or Capitol other than information which is traditionally provided in the regular course of its business operations to


                                      - 107 -
    third parties where Seller and its officers, directors, agents and Affiliates have no reason to believe that such information may be utilized to evaluate a possible sale or other disposition of the Business or Capitol. Seller and its officers, directors and Affiliates (i) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal, (ii) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal and (iii) will promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect thereto, is made.

              (h) Title Insurance. Seller will assist Buyer in obtaining an Owner's Policy of Title Insurance reasonably acceptable to Buyer for each parcel of real property set forth on Schedule 4(l)(i), in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Buyer as of the Closing (subject only to the title exceptions described in Schedule 4(l)(i) and Schedule 4(l)(ii)) and containing the special endorsements set forth on Schedule 6(h) attached hereto; provided, however, to the extent not obtained prior to the Closing Date, Seller will continue to assist Buyer in obtaining any such special endorsement after the Closing Date. Buyer and Seller will share equally the fees and expenses related to obtaining such title insurance.

              (i) Surveys. With respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 6(h) above, Seller will assist Buyer in procuring a current survey of such real property certified to Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys (the "Survey"). The Survey shall not disclose any material survey defect or encroachment from or onto the real property (other than those set forth on Schedule 4(l)(ii)) which has not been cured or insured over prior to the Closing. Seller and Buyer will share equally the fees and expenses related to procuring the Surveys.

              Section 7.  Additional Agreements.

              (a) Survival. Subject to Section 7(b) below, the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreemen will survive the Closing Date and the consummation of the transactions contemplated hereby notwithstanding any examination made for or on behalf of Buyer or Seller or the knowledge of any of Buyer's or Seller's officers, directors, shareholders, employees, Affiliates or agents. Notwithstanding the foregoing, the representations and warranties set forth in Section 4(v) (Environment, Health, and Safety) shall not survive the Closing Date.

              (b)  Indemnification.

              (i) Subject to the limitations set forth in Sections 7(b)(ii), 7(b)(iii), 7(b)(v), and 7(b)(vi) below, Seller agrees to indemnify and hold Buyer, its officers, directors, shareholders, employees and Affiliates (collectively, the "Buyer Group") harmless against any loss, liability, damage or expense, including reasonable legal expenses and costs ("Losses"), which they may suffer, sustain, or become subject to, as the result of:



                                      - 108 -
                   (A) the breach of any representation or warranty contained in this Agreement (other than a representation or warranty set forth in Sectio 4(v) above);

                   (B) the breach of any covenant or agreement contained in this Agreement;

                   (C)  any Excluded Liability;

                   (D) any claim by any shareholder, or class or group of shareholders, of Seller in respect of the transactions contemplated hereby;

                   (E)  any Known Environmental Conditions; or

                   (F)  any Unknown Environmental Conditions.

             (ii) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(i)(A) above (other than representa-tions and warranties set forth in Section 4(w) (Business), in Section 4(j) (Tax Matters) (to the extent relating to Capitol's obligations) above or
    Section 1(h)), (w) Seller will not be liable to the Buyer Group for any Loss relating to any particular breach if such Loss is less than $10,000,
    (x) Seller will be liable to the Buyer Group for Losses only if the ag-gregate amount of all such Losses relating to all such breaches plus Losses relating to Section 7(b)(i)(F) above, subject to the limitations set forth in Section 7(b)(v) below, exceeds $500,000, in which case Seller will be liable only for such excess, (y) Seller will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Buyer Group to Seller within fifteen (15) months after the Closing Date, except for: (A) Losses arising from the representations and warranties contained in Sections 4(a) (Organization), 4(b) (Authority), 4(c) (Noncontravention), 4(h) (Undisclosed Liabilities), 4(i) (Legal Compliance), 4(m) (Intellectual Property), 4(s) (Litigation), 4(u) (Employee Benefits), and 4(w) (Business) in which case written notice of such breach may be given by the Buyer Group to Seller within three (3) years after the Closing Date; (B) Losses arising from a breach of the representation and warranty contained in Section 4(j) (Tax Matters) above in which case written notice of such breach may be given by the Buyer Group to Seller prior to the expiration of the applicable statute of limitations; and (C) Losses arising from a breach of the representation and warranty contained in Sections 4(k) (Title to Personal Property) and 4(e) (Subsidiaries, Investments and Capital Stock) above in which case Seller shall remain liable forever; provided that in the case of a breach of any representation or warranty set forth in Section 4(x) (Closing Date) where the subject matter of such breach is addressed by one of the representations and warranties referred to in the previous exceptions, the time limitation set forth in such exceptions shall control when written notice of such breach must be given and (z) Seller will be liable to the Buyer Group for Losses relating to any breach of Section 4(n), 4(o) or 4(q) only to the extent such Loss has not previously been collected by Buyer pursuant to the preparation of the Closing Balance Sheets. If any Loss arising from a breach of representation or warranty referred to in Section 7(b)(i)(A) above also constitutes a Loss arising out of or relating to an Excluded Liability, such Loss will be deemed to be an Excluded Liability for purposes of Section 7(b)(i), and, thus, not subject to the limitations set forth in the first sentence of this Section 7(b)(ii).



                                      - 109 -
            (iii) With respect to any matter for which indemnification is provided pursuant to Section 7(b)(i)(E) or (F) hereof, Seller shall have sixty (60) days after receipt of written notice thereof (with such notice stating with reasonable specificity the nature and basis of the assertion and the amount thereof to the extent known) from Buyer (such notice being deemed given for any Known Environmental Conditions) (or such shorter period as exigent circumstances may dictate in Buyer's sole but reasonable judgment) to either (A) acknowledge in writing that it will indemnify (such acknowledgement being deemed given for any Known Environmental Condition) Buyer with respect to such matter, in which case Seller shall undertake, conduct and control, through counsel, consultants and contractors of Seller's own choosing (and reasonably satisfactory to Buyer) and expense, the defense, investigation, remediation, and settlement thereof or (B) fail to acknowledge in writing that it will indemnify Buyer with respect to such matter, in which case Seller shall permit Buyer to assume the conduct and control of the defense, investigation, remediation, and settlement thereof through counsel, consultants and contractors of Buyer's own choosing (and reasonably satisfactory to Seller); provided that if it is ultimately determined that Seller is liable to Buyer with respect to such matter, the fees and expenses of Buyer's counsel, consultants and contractors shall be indemnified hereunder. If Seller does not notify Buyer within sixty (60) days after the receipt of Buyer's notice of a claim of indemnity hereunder (or such shorter period as exigent circumstances may dictate in Buyer's sole but reasonable judgment) of its election pursuant to this Section 7(b)(iii), Buyer shall have the right to assume the defense, investigation, remediation, and settlement thereof, and to contest, settle or compromise any claim relating thereto, and shall not waive any right to indemnity thereby. Upon acknowledging its indemnification obligations hereunder, Seller shall have the right to conduct all Remedial Actions and other activities necessary to comply with its obligations hereunder and Seller shall have principal decision-making authority and control as to such matters; provided that in exercising its rights and obligations, Seller shall not take actions that would prevent or hinder Buyer from complying in all material respects with Environmental, Health and Safety Laws, or unreasonably interfere with any of Buyer's operations (taking into account the scope of the Remedial Actions). Buyer shall have the right to review all nonprivileged documents and other information relating to Seller's investigations, studies, actions and activities in the performance of any obligations hereunder and Buyer shall be afforded a reasonable opportunity to attend all nonprivileged material meetings and conferences relating thereto. Seller shall consult in good faith with Buyer with respect to such matters. Seller will not, without the written consent of Buyer (which consent shall not unreasonably be withheld) consent to the entry of any judgment or enter into any settlement with respect to any matter indemnified hereunder. A Remedial Action shall be deemed adequate for purposes of satisfying Seller's obligations hereunder to the extent such Remedial Action:

                   (Y) attains compliance in a reasonably cost effective manner with Environmental, Health and Safety Laws and applicable or relevant and appropriate action levels or cleanup standards promulgated thereunder, and reasonably mitigates any substantial risk to human health and the environment; and

                   (Z) complies with any lawful order or directive of an appropriate governmental authority.



                                      - 110 -
             (iv) Notwithstanding anything in this Agreement to the contrary, with respect to Item 2 of Schedule 7(b) for which indemnification is provided pursuant to Section 7(b)(i)(E) hereof, the following shall apply. Seller shall draft a detailed plan to repair and/or replace the inadequate floor and hydraulic oil collection system at the Harris facility in Winchester, Virginia ("Floor and Oil Collection System Plan" or "System Plan"). The Floor and Oil Collection System Plan shall be based on the Floor and Oil Collection System Outline set forth in Schedule 7(b)(iv) hereto. The Floor and Oil Collection System Plan shall: (i) describe how the floor and the hydraulic oil collection system shall be repaired and/or replaced to prevent hydraulic oil releases to soil or groundwater; (ii) identify the personnel and/or contractors that will be used; (iii) describe how all activities shall be carried out so as not to prevent or hinder Buyer from complying in all material respects with all applicable laws, rules and regulations or unreasonably interfere with any of Buyer's operations; (iv) contain a schedule for implementation; (v) comply with all applicable laws, rules and regulations; and (vi) be consistent with good engineering practice. Seller shall promptly, and in any case within sixty (60) days after the Closing Date, present the Floor and Oil Collection System Plan to Buyer for approval by Buyer. Buyer shall promptly, and in any case within twenty (20) days of receipt of the System Plan, indicate in writing whether it approves the System Plan, with such approval not to be unreasonably withheld by Buyer. If Buyer does not approve the System Plan, Buyer shall provide Seller with the reasons for its disapproval and Buyer and Seller shall cooperate in good faith to promptly resolve the reasons for such disapproval. Promptly after Buyer approves the Floor and Oil Collection System Plan, and in any case within one year after such approval, Seller shall conduct and implement the Floor and Oil Collection System Plan. The implementation of the System Plan shall be carried out pursuant to the terms of the System Plan and shall not prevent or hinder Buyer from complying in all material respects with all applicable laws, rules and regulations nor shall it unreasonably interfere with any of Buyer's operations. Upon completion of the actions called for in the System Plan, Seller shall so notify Buyer in writing and Buyer shall be permitted to inspect the completed work. Buyer shall promptly, and in any case within twenty (20) days of receipt of a notice of completion, indicate in writing whether it approves of the work, with such approval not to be unreasonably withheld by Buyer. If Buyer does not approve of the work, Buyer shall provide Seller with the reasons for its disapproval and Buyer and Seller shall cooperate in good faith to promptly resolve the reasons for such disapproval. Once Buyer approves of the work (the "Buyer Approval"), Item 2 shall be deemed to have been removed from Schedule 7(b).

               (v) With respect to claims for Unknown Environmental Conditions referred to in Section 7(b)(i)(F) above, (y) Seller will not be liable to Buyer Group for any Loss arising therefrom unless written notice of an Environmental Condition is given by the Buyer Group to Seller within five
    (5) years after the Closing Date (with such notice stating with reasonable specificity the nature and basis of the assertion and the amount thereof to the extent known) and (z) Seller will be liable to the Buyer Group for Losses only if the aggregate amount of all such Losses relating to all such Unknown Environmental Conditions plus Losses relating to Section 7(b)(i)(A) above, subject to the limitations set forth in Section 7(b)(ii) and Section 7(b)(vi), exceeds $500,000. If any Loss arising from a claim for an Unknown Environmental Condition referred to in Section 7(b)(i)(F) above



                                      - 111 -
    also constitutes a Loss arising out of an Excluded Liability such Loss will be deemed to be an Unknown Environmental Condition for purposes of Section 7(b)(i), and, thus, will be subject to the limitations set forth in this
    Section 7(b)(v).

             (vi) Seller's obligations under this Agreement in respect of Unknown Environmental Conditions shall be reduced to the extent that any actual knowing (without imputing knowledge) act or failures to act by, or gross negligence of, Buyer or its Affiliates, successors or assigns after the Closing substantially and adversely affect such obligations. Seller's obligations under this Agreement in respect of Item 3 of Schedule 7(b) shall be reduced to the extent that any act or failures to act by Buyer or its Affiliates, successors or assigns occurring after the date of the Buyer Approval adversely affects such obligations. Buyer agrees to act in a reasonably prudent manner in respect of monitoring the existing pumping facilities located at the Harris Facility and maintaining the hydraulic oil collection system for the equipment located therein.

            (vii) Notwithstanding any other provision herein, Seller's obli-gations under this Agreement in respect to Item 6 of Schedule 7(b) shall be limited to the following: (x) Seller shall be responsible for Losses arising from exceedance of air permit limitations by Seller, at the Harris Facility before the Closing Date, and (y) if the Permit Amendment (as defined below) is not issued by the Virginia Department of Environmen-tal Quality ("DEQ"), Seller shall indemnify Buyer for its reasonable costs incurred during the one-year period following the Closing Date (a) in moving such portion of its painting operations from the Harris Facility to another of Buyer's locations and (b) of outsourcing any such operations in the event Buyer is unable to move such operations to its other loca-tions, each as is sufficient to allow Buyer to conduct business at the Harris Facility under the air permit limitations for the Harris Facility in existence on the Closing Date. Buyer's obligations under clause (y) above shall be reduced to the extent that changes in operations at the Harris Facility following the Closing Date contribute to the exceedance of applicable air permit limitations. The Parties agree to cooperate and work in good faith to minimize the costs referred to in clause (y) if the Permit Amendment is not obtained. "Permit Amendment" shall mean a revision of the current air permit issued to Seller by the DEQ to provide for increases in permitted emissions as requested by Seller in an application that has been submitted to the DEQ and provided to the Buyer. The Parties agree to use their reasonable efforts to obtain Ford's consent to accept parts painted with water based paint to help avoid having to relocate the painting operations at the Harris Facility.

           (viii) Subject to Section 7(b)(xi) below, Buyer agrees to indemnify and hold Seller, its officers, directors, shareholders, employees and Affiliates (the "Seller Group") harmless against any Losses which they may suffer, sustain or become subject to, as the result of:

                   (A) a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement;

                   (B)  any Assumed Liability; or

                   (C) Buyer's failure to cause Capitol after the Closing Date to honor any collective bargaining agreement to which Capitol is a party.



                                      - 112 -
             (ix) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(viii)(A) above, (w) Buyer will not be liable to the Seller Group for any Loss relating to a particular breach if such Loss is less than $10,000, (x) Buyer will be liable to Seller Group for Losses arising therefrom only if the aggregate amount of all such Losses resulting to the Seller Group from all such breaches or claims exceeds $500,000, in which case Buyer will be liable only for such excess, and (y) Buyer will not be liable for any Losses arising therefrom unless written notice thereof is given by Seller to Buyer within three years after the Closing Date.

              (x) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7(b), then the Indemnified Party shall promptly notify each Indemnifying Party thereof, stating the nature and basis of the assertion and the amount thereof to the extent known. Failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to all of the Indemnifying Parties, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. Within thirty
    (30) days after receipt of notice of a particular matter, the Indemnifying Party may assume the defense of such matter if the Indemnifying Party admits responsibility and reaffirms its obligation for indemnification with respect to such matter; provided, however, that (x) the Indemnifying Party will retain counsel reasonably acceptable to the Indemnified Party, (y) the Indemnified Party may participate at its own expense in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter will materially and adversely affect its ongoing business and (z) the Indemnifying Party will not consent without written consent of the Indemnified Party (which consent shall not be unreasonably withheld) to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto. If, within such 30-day period, the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to matter without the consent of the Indemnifying Party.

             (xi)  Subject to the terms and conditions set forth in this
    Section 7(b), in the event that Seller or Buyer breaches any representa-tion, warranty, covenant or agreement contained in this Agreement, Buyer or Seller, as the case may be, may, at its option, setoff all or any portion of the Losses which the Buyer Group or the Seller Group, as the case may be, suffers, sustains or becomes subject to as a result of such breach against any amounts due or to become due to Seller, or Buyer, as the case may be,including, without limitation, any amounts due or to become due to Seller under Sections 1(e), 1(f), 1(h) and 1(j) hereof.







                                      - 113 -
              (c) Press Release and Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement (including announcements to customers, suppliers, etc.) prior to the Closing without the prior written approval of each of the other Parties, except that any Party may make any announcement required by law after notice to the other Party and consultation with such Party.

              (d) Expenses. Except as otherwise provided herein, each of Buyer and Seller will bear its own costs and expenses (including, without limitation, all legal, accounting, consulting, investment banking, brokerage and other fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Buyer and Seller shall share equally the filing fee relating to the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

              (e)  Tax Covenants.

              (i) Seller shall prepare and file, or cause to be prepared and filed, with appropriate federal, state, local and foreign governmental agencies all Tax Returns required to be filed relating to Capitol for periods ending on or prior to the Closing Date and all Tax Returns required to be filed for which Seller and Capitol are members of an "affiliated group" (or other group filing on a consolidated basis)
    (a "Pre-Closing Return"). Seller shall deliver a copy of any Pre-Closing Return filed after the Closing Date to Buyer promptly after filing if and to the extent such return relates to Capitol. Seller shall be liable for, and indemnify Buyer for, all Taxes due and payable (whether by audit, amended Tax Return or any other action) by Seller, with respect to the Business, or Capitol for any period ending on or prior to the Closing
    Date. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Capitol covering a tax year commencing prior to the Closing Date and ending after the Closing Date
    (a "Straddle Tax Return"). Buyer shall have the right to receive from Seller that portion of the Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not accrued, with respect to Capitol, on the Closing Balance Sheets. For purposes of this Section 7(e), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. If an audit, amended Tax Return or other action results in a refund of Taxes with respect to any period ending on or prior to the Closing Date, such refund (including any interest paid thereon) shall be paid to Seller if and when received by Capitol or Buyer. Seller will furnish to Buyer all information and records reasonably requested by Buyer for use in preparation of any Straddle Tax Returns. Buyer shall allow Seller to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) days immediately preceding the filing of such Straddle Tax Return.






                                      - 114 -
             (ii) All transfer (including real estate transfer taxes), documentary, sales, use, stamp, registration taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be shared equally by Buyer and Seller when due, and each Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration taxes and fees, and, if required by applicable law, each Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

              (f) Further Assurances. Each Party will execute and deliver such further instruments of conveyance and transfer and take such additional action as the other Party may reasonably request to effect, consummate, confirm or evidence the transfer to each Party of the Acquired Assets and/or Assumed Liabilities, as applicable, and Seller will execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Acquired Assets. For one year following the Closing Date, Seller shall use its reasonable efforts to obtain all third party consents which Seller was unable to obtain prior to the Closing Date and will use its reasonable efforts to obtain for Buyer the benefit of any Excluded Intellectual Property.

              (g) Confidentiality. Whether or not the transactions contemplated hereby are consummated, Buyer and Seller will keep confiden-tial all information and materials regarding the other Party, except that Buyer may disclose such information and materials to its accountants, attorneys, lenders and agents and each Party may disclose information or material which was or becomes generally available to the public other than as a result of a disclosure by such Party or which was or becomes availa-ble to such Party on a nonconfidential basis from a third party. If the transactions contemplated hereby are consummated, Seller will maintain confidential and will not use or disclose, directly or indirectly (except as required by law or as authorized in writing by Buyer prior to such disclosure), any confidential or proprietary information or materials regarding the Business or Capitol.

              (h) Noncompetition and Nonsolicitation. Seller agrees as follows:

              (i) During the period from the date hereof to and including the fifth anniversary of the date hereof (the "Noncompete Period"), it shall not have any affiliation with any corporation, partnership or other business entity or enterprise (wherever located) with respect to injection molding for any original equipment manufacturer of automotive component parts (a "Competitor"); provided, however, Seller may enter into a transaction (whether in the form of a sale, merger, share exchange or otherwise) in which Seller's stock or all or substantially all of its assets are acquired by a Competitor. For purposes of this Section 7(h), the term "affiliation" shall mean any direct or indirect interest in such entity or enterprise, whether as an investor, partner, stockholder, sole proprietor, trustee, consultant, agent, representative, broker, finder or promoter; and






                                      - 115 -
             (ii) During the Noncompete Period, it shall not, and shall not permit any of its officers, directors, shareholders, employees or Affili-ates to, (i) induce or attempt to induce any employee of Buyer (in respect of the Business) or Capitol to leave the employ of Buyer (in respect of the Business) or Capitol, respectively, or in any way interfere with the relationship between Buyer (in respect of the Business) or Capitol and any employee thereof, (ii) hire directly or through another entity any person who was an employee at the manager level or above of Buyer (in respect of the Business) or Capitol at any time prior to or during the Noncompete Period until six months after such employee's employment terminates with Buyer or Capitol, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Buyer (in respect of the Business) or Capitol to cease doing business with Buyer (in respect of the Business), or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer (in respect of the Business) or Capitol.

         Notwithstanding anything in this Section 7(h) to the contrary, if at any time a court holds that the restrictions stated in Section 7(h)(i) or
    Section 7(h)(ii) are unreasonable or otherwise unenforceable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area deter- mined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of subparagraph (i) or (ii) and that, in such event, Buyer or its successors or assigns may, in addition to any other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of this
    Section 7(h) (including the extension of the Noncompete Period by a period equal to the length of court proceedings necessary to stop such violation but not beyond the seventh anniversary of the Closing). Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by Seller of any of the provisions of this Section 7(h), the Noncompete Period will be tolled until such alleged breach or violation is resolved but not beyond the seventh anniversary of the Closing. Seller agrees that the restrictions contained in this Section 7(h) are reasonable in all respects.

              (i) Use of Gulfstream Name. As of the Closing, Seller will not use any corporate name or trade name similar in any way to its former division name. Notwithstanding the foregoing, Seller shall not in any way be prohibited from using the name "O'Sullivan" or any of its derivatives. Without limiting the generality of the foregoing, Seller shall not directly or indirectly use any corporate name or trade name containing "Gulfstream."

              (j) Gulfstream Employees. At the Closing, either Buyer or one of its Affiliates (including Capitol) will offer equivalent employment to each employee of Seller, with respect to the Business, and of Capitol who is employed by Seller or Capitol on the Closing Date; provided, however, that with respect to members of senior management Buyer will only be obli-gated to offer employment to such persons if each such person has been employed by Seller or Capitol throughout the period commencing April 30, 1994 and ending on the Closing Date. Notwithstanding the foregoing, nothing set forth herein shall limit Buyer or Capitol in any way from terminating, or modifying the terms of employment of, any such employee


                                      - 116 -
    after the Closing Date, except as otherwise required by any applicable collective bargaining agreement. Buyer shall extend employee benefits to each employee of the Business which are consistent with those extended to other similarly situated employees of Buyer, except as otherwise required by any applicable collective bargaining agreement. If, prior to the first anniversary of the Closing Date, Buyer or Capitol elects to terminate the employment of Thom Bee and/or Bruce Tallmadge and Buyer is obligated to make any severance payments pursuant to their employment letter agreements dated June 27, 1994 and June 22, 1994, respectively, then Seller will promptly reimburse Buyer the amount of any such severance payment.

              (k) Capitol Plastics Employees' Money Purchase Plan. Before the Closing, Seller shall submit on Capitol's behalf the Capitol Plastics Employees' Money Purchase Plan (the "Money Purchase Plan") to the Internal Revenue Service for a determination letter. Seller will prepare any amendments required by the Internal Revenue Service to cause a favorable determination letter to be issued. After the Closing, Buyer will cause Capitol to cooperate with Seller with respect to the Internal Revenue Service submission and to have any Money Purchase Plan amendments required by the Internal Revenue Service adopted and executed. Seller shall pay all expenses related to the amendment and submission of the Money Purchase Plan to the Internal Revenue Service. Prior to the Closing, Seller shall cause Capitol to make a contribution to the Money Purchase Plan, in accordance with the terms of the Money Purchase Plan, for the period before the Closing Date.

              (l) O'Sullivan Corporation Employees' Retirement Savings Plan. With respect to the O'Sullivan Corporation Employees' Retirement Savings Plan ("Seller's Plan"), Seller shall fully vest the account balance of each employee of the Business who is employed by the Buyer as of the Closing Date and participates in Seller's Plan as of the Closing Date and shall make a monthly contribution to Seller's Plan, on behalf of each such participant based on the participant's compensation and elective deferrals for the period ending on the Closing Date.

              (m)  Savings Plan.

              (i) Seller shall cause Capitol to freeze all contributions under the Capitol Plastics of Ohio, Inc. Tax-Deferred Savings Plan (the "Capitol Savings Plan") as of the earlier of (i) November 30, 1994 or
    (ii) the Closing Date. Seller shall cause Capitol to make all contribu-tions required to be made to the Capitol Savings Plan for the period ending on the date as of which the Capitol Savings Plan is frozen.

             (ii) Effective immediately before the Closing, Seller shall assume all of Capitol's rights and obligations as plan sponsor, plan administrator and named fiduciary with respect to the Capitol Savings Plan, and Capitol shall transfer responsibility as plan sponsor, plan administrator and named fiduciary of the Capitol Savings Plan to Seller. Capitol shall no longer maintain or be plan sponsor, plan administrator or named fiduciary of the Capitol Savings Plan on or after the Closing. Seller and Capitol shall take all actions necessary in order for Seller to be substituted for Capitol as plan sponsor, plan administrator and named fiduciary for the Capitol Savings Plan before the Closing.





                                      - 117 -
            (iii) After the Closing, Seller intends to terminate the Capitol Savings Plan and distribute the Capitol Savings Plan accounts to Capitol Savings Plan participants, subject, however, to and conditioned on receipt of a favorable determination letter from the Internal Revenue Service with respect to the Capitol Savings Plan termination and distribution. Seller shall submit the Capitol Savings Plan to the Internal Revenue Service for a favorable determination letter. Seller shall pay the expenses of freezing and terminating the Capitol Savings Plan and the submission of the Capitol Savings Plan to the Internal Revenue Service.

              (n) Retention of documents. Buyer and Seller agree (i) to retain, and permit each Party access to, all books and records with respect to Tax matters reasonably pertinent to the Business or Capitol relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreement entered into with any taxing authority, (ii) to retain, and permit each Party reasonable access to, all other corporate books, records, ledgers, files and documents relating to the Business or Capitol until the seventh anniversary of the Closing Date and (iii) to give the other party reasonable notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

              (o) Financing. If Buyer does not consummate the transactions set forth herein solely as a result of the failure of the condition set forth in Section 3(a)(viii), Buyer shall promptly pay to Seller $750,000 in immediately available funds by wire transfer.

              (p) Vacation Pay. Buyer will assume liability for accrued vacation pay for calendar year 1993, determined in a manner consistent with Seller's past practices (the "Accrued Vacation Pay"), with respect to each of Seller's salaried employees who are employed by Buyer or its Affiliate immediately after the Closing (the "Salaried Employees"). If any Salaried Employee's employment with Buyer and each of its Affiliates is terminated by Buyer and its Affiliates for any reason within twelve (12) months following the Closing Date and if Buyer is required to pay such employee any Accrued Vacation Pay, Seller will reimburse Buyer for any such Accrued Vacation Pay paid to such employee.

              (q) Financial Information. Seller shall, and shall cause its accountants to, assist Buyer and take all actions reasonably necessary to enable the Buyer to prepare the pro forma financial information required to be disclosed pursuant to Buyer's reporting obligations under the Securities Exchange Act of 1934, as amended.

              Section 8. Termination. This Agreement may be terminated as provided below:

              (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;






                                      - 118 -
              (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agree ment in any material respect, or (B) if the Closing shall not have occurred on or before December 31, 1994, by reason of the failure of any condition precedent under Section 3(a) above; and

              (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect or (B) if the Closing shall not have occurred on or before December 31, 1994, by reason of the failure of any condition precedent under Section 3(b) above.

                   Notwithstanding anything in this Section 8 to the contrary, no Party may terminate this Agreement if the circumstance giving rise to such Party's right to terminate results primarily from such Party itself breaching any representation, warranty, or covenant contained in this Agreement. If any Party terminates this Agreement pursuant to this Section 8, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach.

              Section 9.  Definitions.

              "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

              "Applicable Rate" means the corporate base rate of interest announced from time to time by The Bank of Nova Scotia.

              "Code" means the Internal Revenue Code of 1986, as amended from time to time.

              "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan, fringe benefit, bonus plan or other plan or program.

              "Employee Pension Benefit Plan" shall have the meaning set forth in Section 3(2) of ERISA.

              "Employee Welfare Benefit Plan" shall have the meaning set forth in Section 3(1) of ERISA.

              "Environmental Condition" means (i) any violation of, or noncompliance with, any Environmental, Health and Safety Laws by or with respect to the operations or facilities of the Business or Capitol on or prior to the Closing Date; (ii) the offsite treatment, storage, disposal or other disposition, or the arrangement for such treatment, storage, disposal or disposition of Hazardous Substances generated in connection with the operation of the Business or the business of Capitol on or prior to the Closing Date; or (iii) any other facts, events or conditions occurring or


                                      - 119 -
    in existence on or prior to the Closing Date, including without limitation any discharge, release, or threatened release of any Hazardous Substances, which thereafter give rise to any liability or investigatory, corrective or remedial obligation pursuant to Environmental, Health and Safety Laws, including without limitation responsibility for cleanup, liability for cleanup costs, or liability for personal injury, property damage, or natural resource damage.

              "Environmental, Health, and Safety Laws" means the
    Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended, together with all other laws, rules and regulations of federal, state, local, and foreign governments (and all agencies thereof) and other requirements having the force or effect of law relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of federal, state, local and foreign governments (and all agencies thereof) issued or promulgated thereunder, and all related common law theories.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "GAAP" means United States generally accepted accounting principles, applied on a consistent basis by Seller or Capitol, as applicable.

              "Hazardous Substance" means any waste, pollutant, hazardous or toxic material, substance or waste, chemical, petroleum, petroleum-based substance or waste, asbestos-containing material, special waste, or any other material, substance or waste with respect to which liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Laws.

              "Intellectual Property" means (a) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, and all other documents relating to the prosecution of such patents, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names (other than "O'Sullivan" and any derivative thereof), including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith and all other documents relating to the prosecution of such trademarks; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith and all other documents relating to the registration of such copyrights; (d) all trade secrets, know-how, manufacturing and production processes and techniques and other confidential business information;
    (e) all computer software; (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof.

              "Known Environmental Condition" means any of the matters disclosed in Schedule 7(b)."

              "Multiemployer Plan" shall have the meaning set forth in
    Section 3(37) of ERISA.


                                      - 120 -
              "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

              "Prohibited Transaction" has the meaning set forth in
    Section 406 of ERISA and Section 4975 of the Code.

              "Release" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

              "Remedial Actions" means actions to clean up, contain or otherwise ameliorate or remedy any Release or threatened Release of a Hazardous Substance or performing studies, investigations or monitoring with respect thereto.

              "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

              "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unem-ployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

              "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              "Unaffiliated Person" means any Person that is not an Affiliate of Seller.

              "Unknown Environmental Condition" means any Environmental Condition not disclosed in Schedule 7(b)."

              Section 10.  Miscellaneous.

              (a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.






                                      - 121 -
              (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (x) assign any or all of its rights and interests hereunder to one or more of its direct or indirect wholly owned Subsidiaries and
    (y) designate one or more of its direct or indirect wholly owned Subsidiaries to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

              (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                   If to Seller:

                   O'Sullivan Corporation
                   P.O. Box 3510
                   Winchester, VA  22601
                   Attention:  Anthony A. Barone

                   with a copy to:

                   McGuire, Woods, Battle & Boothe
                   One James Center
                   Richmond, VA  23219
                   Attention:  J. Christopher Wiltshire

                   If to Buyer:

                   Automotive Industries, Inc.
                   4508 IDS Center
                   Minneapolis, MN  55402
                   Attention:  President
                                Scott Rued

                   with a copy to:

                   Kirkland & Ellis
                   200 East Randolph Drive
                   Chicago, Illinois  60601
                   Attention:  Jeffrey C. Hammes, Esq.
                               John A. Schoenfeld, Esq.



                                      - 122 -
         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

              (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the State of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Virginia.

              (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              (i) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              (j) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Nothing in any Schedule attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such Schedule identifies the exception with reasonable particularity.

              (k) Remedies. The Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, Seller hereby agrees that in the event Seller fails to convey the Acquired Assets to Buyer in accordance with the provisions of this Agreement, Buyer's remedy at law may be inadequate. In such event, Buyer shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of Seller to convey the Acquired Assets.

              (l)  Bulk Sales.    The Parties do not contemplate complying
    with the provisions of any so-called bulk transfer laws of any jurisdic-tion in connection with the sale of Acquired Assets. Notwithstanding anything to the contrary in Section 7(b) hereof, Seller agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply.

                               *    *    *    *    *


                                      - 123 -




                   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                              AUTOMOTIVE INDUSTRIES, INC.

                                              By:/s/ Scott Rued
                                              -------------------------

                                              Title: /s/ Vice President
                                              -------------------------


                                              O'SULLIVAN CORPORATION

                                              By:/s/ Anthony A. Barone
                                              ------------------------
                                                  Anthony A. Barone

                                              Title: Vice President,
                                                     Secretary and Chief
                                                     Financial Officer

































                                      - 124 -